Exhibit 10.4

AMENDMENT TO PRODUCTION AGREEMENT

THIS AMENDMENT TO PRODUCTION AGREEMENT (the "Amendment") is made and entered into as of the 1st day of July, 2013 by and among KMC Systems, Inc., a Delaware corporation (“KMC"), and LipoScience, Inc., a Delaware corporation (“LipoScience”).

RECITALS

WHEREAS, KMC and LipoScience have entered into that certain Production Agreement effective as of June 26, 2009 (the “Production Agreement”); and

WHEREAS, LipoScience is now a public company; and

WHEREAS, given the public company status of LipoScience, and the corresponding public availability of its financial statements pursuant to its financial reporting obligations set forth in the Securities Exchange Act of 1934, as amended, KMC is willing to delete certain affirmative covenants and obligations of LipoScience set forth in the Production Agreement with respect to the requirement of LipoScience to provide KMC with certain financial statements.

NOW, THEREFORE, in consideration of mutual recitals and other good and valuable consideration, the mutual receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions. Capitalized terms used herein but not defined in this Amendment shall have the meanings given to them in the Production Agreement.
2.Amendment. Section 10.2 of the Production Agreement is hereby amended in its entirety to read as follows:
“10.2 Security. In the event, in KMC's reasonable discretion, LipoScience's unrestricted cash balance (which cash balance may include readily marketable securities) for the preceding month is less than four million Dollars ($4,000,000.00), LipoScience shall immediately deposit (without KMC being required to take any action demanding such deposit) the Materials Commitment Amount. The “Material Commitment Amount” will be the monetary total of all material commitments or orders that KMC has placed with respect to the Instrument to date (excluding any amounts already paid by LipoScience to date), plus fifteen percent (15%) of such amount. Such Material Commitment Amount shall be deposited in immediately available funds to the bank indicated by KMC for payment below. Immediately after the occurrence of such event, all KMC invoices shall be due in full (except for amounts disputed in good faith), within fifteen (15) days of the date of such invoices.

Deposit Bank: Bank of America
P. O. Box 4993
Boston, MA 02212-4993
Wire Transfer Info:
Account Name:    Kollsman, Inc.
Account No.        ##########
ABA Routing No.    ###-###-###

If paying by ACH transfer then use ABA Routing number: ###-###-###

If LipoScience fails to promptly comply with any obligation under these Sections 10.2 and/or 10.3, KMC shall provide thirty (30) calendar day’s written notice to LipoScience of such failure to comply, and LipoScience shall fully comply within such thirty (30) days notice. If LipoScience fails to comply within such thirty (30) day period, such compliance shall be deemed a material breach of this Agreement, and, without limiting any of KMC's other rights and remedies, KMC shall not be obligated to provide any further services under this Agreement until LipoScience shall have complied in full.”
3.No Other Changes. Except as specifically amended hereby, the Production Agreement shall remain the same and in full force and effect as originally executed.
4.Counterparts. This Amendment may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment to Production Agreement as of the date first above written.

KMC Systems, Inc.		LipoScience, Inc.

By:	/s/ Ronald Jellison	By:	/s/ Lucy G. Martindale
Name:	Ronald Jellison	Name:	Lucy G. Martindale
Title:	President	Title:	Chief Financial Officer